410 N. Michigan Ave. Chicago, Illinois 60611, U.S.A

News Announcement
For Immediate Release

Exhibit 99.1

Oil-Dri Mourns Death of Joseph C. Miller, Vice Chairman of the Board of Directors
CHICAGO, July 15, 2020 - It is with great sadness that Oil-Dri Corporation of America (NYSE: ODC) announces the death of Joseph C. Miller, Vice Chairman of the Board of Directors and long-time board member.
“The world has lost a great man. For over 50 years, my late father and I valued our relationship with Joe as a competitor, colleague and friend. He leaves a legacy of tremendous business acumen, leadership, and commitment to our company. Joe can be credited with creating value-added cat litter, thereby unlocking billions of dollars for the category. He will be dearly missed by all,” says Daniel S. Jaffee, President and Chief Executive Officer. “On behalf of the entire company and the Board, I would like to send our deepest condolences to Joe’s wife, children, and the rest of his family.”
With years of leadership experience in the sorbent minerals industry, Joseph C. Miller joined Oil-Dri in 1989 as Vice President of Corporate Planning and Marketing. He served as Group Vice President for Sales, Marketing and Distribution from 1990 to 1993. Mr. Miller was Senior Vice President for the Consumer, Industrial & Environmental and Transportation Groups of the Company from 1993 to 1995. He became Vice Chairman of the Board in 1995. Mr. Miller was an employee of the Company until 2000, when he became an independent consultant specializing in strategic planning.
About Oil-Dri
Oil-Dri Corporation of America is a leading manufacturer and supplier of specialty sorbent products for the pet care, animal health and nutrition, fluids purification, agricultural ingredients, sports field, industrial and automotive markets. Oil-Dri is vertically integrated which enables the company to efficiently oversee every step of the process from research and development to supply chain to marketing and sales. With over 75 years of experience, the company continues to fulfill its mission to Create Value from Sorbent Minerals.
Category: Company News
Contact:
Leslie A. Garber
Manager of Investor Relations
Oil-Dri Corporation of America
InvestorRelations@oildri.com
(312) 321-1515

Leslie A. Garber
Investor Relations Manager
InvestorRelations@oildri.com
(312) 321-1515